UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934

                               (Amendment No.___)*


                      IMAGE TECHNOLOGY LABORATORIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  45247A 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45247A 10 5                  13G                    Page 2 of 5 Pages


________________________________________________________________________________
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carlton T. Phelps, M.D.
________________________________________________________________________________
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|

________________________________________________________________________________
3.    SEC USE ONLY



________________________________________________________________________________
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    2,409,583 (as of 12/31/05) and 2,309,583 (as of the
   SHARES           date hereof)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    2,409,583 (as of 12/31/05) and 2,309,583 (as of the date
  REPORTING         hereof)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,409,583 (as of December 31, 2005) and 2,309,583 (as of the date hereof)

________________________________________________________________________________
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|

________________________________________________________________________________
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      15.8% (as of December 31, 2005) and 15.2% (based on the number of shares outstanding reported as of March 31, 2006)
________________________________________________________________________________
12.   TYPE OF REPORTING PERSON*

      IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45247A 10 5                  13G                    Page 3 of 5 Pages


Item 1(a).  Name of Issuer:

            Image Technology Laboratories, Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            167 Schwenk Drive, Kingston, New York 12401

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Carlton T. Phelps, M.D.

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            29 Old Niskayuna Road, Loudonville, New York, 12211

            ____________________________________________________________________

Item 2(c).  Citizenship:

            United States

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01 per share

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            45247A 10 5

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 45247A 10 5                  13G                    Page 4 of 5 Pages


Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          2,409,583 (as of 12/31/05) and 2,309,583 (as of the date hereof)

     (b)  Percent of class:

          15.8% (as of December 31, 2005) and 15.2% (based on the number of shares outstanding reported as of March 31, 2006)

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                2,409,583 (as of 12/31/05) and 2,309,583 (as of the date hereof)

          (ii)  Shared power to vote or to direct the vote:

                0

          (iii) Sole power to dispose or to direct the disposition of:

                2,409,583 (as of 12/31/05) and 2,309,583 (as of the date hereof)

          (iv)  Shared power to dispose or to direct the disposition of:

                0

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following |_|.

      Not applicable.
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      Not applicable.

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      Not applicable.

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

      Not applicable.

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

      Not applicable.

          ______________________________________________________________________

Item 10.  Certifications.

      Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          June 28, 2006
                                        ----------------------------------------
                                                        (Date)


                                          /s/ Carlton T. Phelps, MD
                                        ----------------------------------------
                                                      (Signature)


                                          Carlton T. Phelps, MD
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).